Exhibit 99.1

Calyxt Reports 1st Quarter Financial Results

Calyno High Oleic Soybean Oil is the first ever gene-edited food product to successfully undergo review by the USDA and FDA and be commercialized in the U.S.

Calyno High Oleic Soybean Oil is now available from one of the world’s largest broadline foodservice distributors

Sold out of seed and 3x acre growth, with 55,000 Calyxt soybean acres contracted for the 2019 growing season

Cash and cash equivalents of $85.7M at March 31, 2019

2019 seed deliveries began in second quarter, cash receipts of $1.8M expected over next 90 days

ROSEVILLE, Minn.--(BUSINESS WIRE)--May 7, 2019--Calyxt, Inc. (NASDAQ: CLXT), a healthy food ingredient company, today announced its results for the first quarter ended March 31, 2019.

Investor Call Details

Calyxt will host an investor call on May 8, 2019 at 8:30 a.m. Eastern Time – 7:30 a.m. Central Time to discuss its financial results and provide a general business update.

US & Canada only: +1 (877) 407-9747
International: +1 (412) 902-0044

In addition, a replay of the call will be available for one month following the conference by calling +1 (877) 660-6853 (Toll Free US & Canada); +1 (201) 612-7415 (Toll Free International).

The archived webcast of this event may be accessed through the Calyxt website, using passcode 13673206.

“In the first quarter of 2019, we achieved a monumental milestone for Calyxt with the successful commercial launch of Calyno oil. We are thrilled to see our High Oleic Soybean Oil either met or exceeded the performance and quality standards of the commercially available oils for qualities including fry life, trans-fat content, saturated fat content and flavor transfer. Following the initial commercial sale, we have identified and vetted a series of food customer opportunities and we are excited to announce that as of late April Calyno oil is available from one of the world’s largest broadline foodservice distributors” said Jim Blome, CEO of Calyxt. “On the farmer side, we are sold out of seed for the 2019 growing season and have tripled our acres from 2018 – we have partnered with over 150 selected growers who have contracted over 55,000 Calyxt soybean acres.”

Regulatory

As previously announced, Calyxt completed a consultation with the Food and Drug Administration (FDA) for its High Oleic Soybean. After review, FDA had no further questions concerning human food ingredients or animal food derived from our High Oleic Soybean. Calyno oil is the first gene-edited food product to undergo such review and be commercialized in the U.S.

High Oleic Soybean

  Completed the first sales of Calyxt High Oleic Soybean Oil, Calyno, in the foodservice channel. We are focused on selling this oil for frying applications based on its extended fry life, flavor performance, and heart-healthy qualities. Within the foodservice channel we are focused on certain categories of commercial restaurants and usage in other foodservice segments including Business & Industry, Healthcare and Education.
  As of late April, Calyno oil is available from one of the world’s largest broadline foodservice distributors providing a growth opportunity for the distribution and integration of our soybean oil in the foodservice business nationwide. We are vetting further engagements with food companies to focus on high volume sales based on our growing acreage.
  Completed the first sales of High Oleic Soybean Meal as a premium feed ingredient for livestock.
  Cooperation with Agtegra continues to scale as we leverage their resources to contract acreage, for agronomic support, grain storage, and for rail shipping.
  2019 acreage contracting complete. We are sold out of seed for the 2019 growing season and have contracted over 55,000 acres, more than triple our 2018 acreage. These contracts are with more than 150 growers. Our grower retention rate is over 73 percent.

Product Candidate Pipeline

  Development of High Fiber Wheat product candidate. Preliminary results showed our High Fiber Wheat product candidate produced white flour with at least three times more dietary fiber than standard white wheat flour. This product candidate is currently in Phase II of our development process and on track for commercialization as early as 2022. Our High Fiber Wheat product has been determined to be non-regulated by the U.S. Department of Agriculture (USDA).
  Additional varieties of our High Oleic Soybean are in Phase III of our development process. We expect these varieties will expand our growing zones and will be commercialized in 2020 and 2021.

Financial Highlights

Cash, cash equivalents and restricted cash were $85.7 million at March 31, 2019. We intend to continue to manage the use of cash and expect to have sufficient cash to fund the business into early 2021.

Our cash spend for 2019 is estimated at between $3 million and $3.5 million per month based on the increase in acreage contracted for the 2019 season and will be focused in these areas:

  Supporting our product pipeline, including development of additional varieties and traits for soybeans, high fiber wheat and alfalfa, as well as continuing to build our strong intellectual property portfolio;
  Continuing to drive the commercialization of our High Oleic Soybean products including our Calyno oil and High Oleic Soybean meal, which includes spending for sales and marketing support, product samples, and costs associated with agricultural activities including seed production, grain purchases, and processing and distribution; and
  Strengthening our organization, including hiring talented personnel, developing our IT systems, maintaining public company reporting and compliance and refining internal controls.

For the three months ended March 31, 2019, we incurred losses from operations of $7.4 million and used net cash in operating activities of $9.3 million.

For the three months ended March 31, 2018, we incurred losses from operations of $4.4 million and used net cash in operating activities of $6.6 million.

About Calyxt

Calyxt is committed to making the food you love a healthier choice. The care we take extends beyond nutritional value. We partner with farmers and food companies to deliver traceable plant-based products developed to be healthier and more sustainable than their conventional counterparts. We use cutting edge plant breeding techniques to develop products that help improve diets by reducing bad fats, allergens and toxins. Today oil from our high oleic soybean plants has lower saturated fats than commodity soybean oil. We are also developing high fiber wheat designed to provide an excellent source of daily fiber when incorporated into wheat-based foods. We continuously pursue innovation to deliver good food that is good for you.

Calyxt is located in Roseville, MN, and is listed on the Nasdaq market (ticker: CLXT). For further information please visit our website at www.calyxt.com.

Calyxt™, Calyno™ and the corporate logo are trademarks owned by Calyxt, Inc.

Calyxt Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in our Annual Report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by applicable laws.

CALYXT, INC. BALANCE SHEETS (In Thousands, Except Par Value and Share Amounts)

	March 31, 2019 (unaudited)	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$84,231	$93,794
Restricted cash	381	381
Trade accounts receivable	124	-
Due from related parties	130	46
Inventory	379	-
Prepaid expenses and other current assets	1,778	1,301
Total current assets	87,023	95,522
Non-current restricted cash	1,120	1,113
Land, buildings, and equipment	21,854	21,850
Other non-current assets	674	306
Total assets	$110,671	$118,791
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$724	$818
Accrued expenses	1,610	2,007
Accrued compensation and benefits	887	1,305
Due to related parties	875	1,905
Current portion of financing lease obligations	264	258
Other current liabilities	290	711
Total current liabilities	4,650	7,004
Financing lease obligations	18,162	18,227
Other non-current liabilities	156	163
Total liabilities	22,968	25,394
Stockholders’ equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized; 32,707,725 shares issued and 32,692,189 shares outstanding as of March 31, 2019 and 32,664,429 shares issued and 32,648,893 shares outstanding as of December 31, 2018	3	3
Additional paid-in capital	177,750	176,069
Common stock in treasury, at cost; 15,536 shares	(230)	(230)
Accumulated deficit	(89,820)	(82,445)
Total stockholders’ equity	87,703	93,397
Total liabilities and stockholders’ equity	$110,671	$118,791

CALYXT, INC. STATEMENTS OF OPERATIONS (Unaudited and in Thousands Except Shares and Per Share Amounts)

	Three months ended March 31,
	2019	2018
Revenue	$157	$11
Operating expenses:
Cost of revenue	34	-
Research and development	2,044	1,048
Selling, general and administrative	5,241	2,676
Management Fees	361	583
Total operating expenses	7,680	4,307
Loss from operations	(7,523)	(4,296)
Interest, net	172	(68)
Foreign currency transaction (loss) gain	(24)	(6)
Loss before income taxes	(7,375)	(4,370)
Income taxes	-	-
Net loss	$(7,375)	$(4,370)
Basic and diluted loss per share	$(0.23)	$(0.16)
Weighted average shares outstanding - basic and diluted	32,677,944	27,851,162

CALYXT, INC. STATEMENTS OF CASH FLOWS (Unaudited and in Thousands)

	Three months ended March 31,
	2019	2018
Operating activities
Net loss	$(7,375)	$(4,370)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	342	156
Stock-based compensation	1,556	40
Unrealized foreign exchange gain	-	8
Changes in operating assets and liabilities:
Trade accounts receivable	(124)	-
Due to/from related parties	(1,114)	(496)
Inventory	(379)	-
Prepaid expenses and other assets	(624)	(880)
Accounts payable	(94)	(310)
Accrued expenses	(397)	182
Accrued compensation and benefits	(418)	(456)
Other accrued liabilities	(708)	(439)
Net cash used by operating activities	(9,335)	(6,565)
Investing activities
Purchases of land, buildings and equipment	(346)	(41)
Net cash used by investing activities	(346)	(41)
Financing activities
Deferred offering costs	-	(69)
Proceeds from the exercise of stock options	125	714
Net cash provided by financing activities	125	645
Net decrease in cash, cash equivalents and restricted cash	(9,556)	(5,961)
Cash, cash equivalents and restricted cash - beginning of period	95,288	56,664
Cash, cash equivalents and restricted cash - end of period	$85,732	$50,703

CONTACT:
Media:
Jennifer Moore, VP Communications
Phone: +1 (917) 580-1088
email: media@calyxt.com

Investor Relations:
Simon Harnest, VP Corporate Strategy and Finance
Phone: +1 (646) 385-9008
email: simon.harnest@calyxt.com